EXHIBIT 10.3

PURCHASE, SALE AND CAPITAL CONTRIBUTION AGREEMENT

Seller:	Global Equity Funding, LLC a Kansas limited liability company 13901 Conser Apt. 1607 Overland Park, KS 66223

Buyer:	Viking Investments Group, Inc. a Nevada Corporation 1330 Avenue of the Americas, Suite 23A New York, NY 10019

Purchase Price:	$400,000 (cash component)	Closing Date:	February 9th, 2016
1,200,000 common shares of Viking (stock component)

1. CONSIDERATION. The supporting consideration for this Agreement will be the exchange of the Purchase Price for the Property and the agreement to make capital contributions to Seller, and the mutual covenants and agreements contained herein. The Parties stipulate and agree that said consideration is sufficient to support this Agreement.

2. SALE OF PROPERTY. Seller owns a certain working interest in and to the oil and gas leases described on Exhibit 'A' attached hereto and incorporated herein by reference (the "Leases"). Seller shall sell, transfer, convey and deliver to Buyer at closing, and Buyer shall purchase and acquire at closing: (a) a percentage of working interest in and to the Leases sufficient so as to transfer to the Buyer as of the closing existing production equivalent to 8 barrels per day (the "Working Interests"); and (b) the undivided interest in and to all oil and gas wells, equipment, fixtures and other personal property located upon the Leases and used in connection with oil and gas operations upon the Leases attributable to the Working Interests being purchased by Buyer; The property sold and to be conveyed hereby as hereinabove described may hereinafter be referred to collectively as the "Property."

3. PURCHASE PRICE. In exchange for the Property, the Buyer agrees to:

(a)	Execute and deliver to the Seller a Promissory Note dated effective as of the closing date and evidencing a debt of the Buyer to the Seller on the following terms: (i) Principal Amount: $400,000; (ii) Repayment: (a) the date on which the Buyer completes a financing transaction to facilitate the repayment of a $1,500,000 bridge loan expected to be secured by the Buyer on or about February 10th, 2016 (the “Bridge Loan”), provided there are surplus funds to do so; or (b) 30 days after repayment of the Bridge Loan; (iii) Other – other than to repay the Bridge Loan, the Buyer shall not, without the Seller’s prior written consent, obtain financing to facilitate additional acquisitions until the Buyer’s indebtedness to the Seller is paid in full; and (iv) Adjustment – the Purchase Price shall be adjusted Purchase Price shall be adjusted pro rata, or, Seller shall provide additional leases, if the production transferred to the Buyer is not equal to 8 barrels per day; and

(b)	Issue one million two hundred thousand (1,200,000) shares of common stock in Buyer which are currently valued at $0.10 per share being traded under the trading symbol VKIN (the “Shares”).

4. ASSIGNMENT FORM. Seller shall at closing execute an assignment conveying to Buyer the stated working interest in and to the Leases. Said Assignment shall be in the form attached hereto as Exhibit 'C.'

5. CLOSING. Closing shall be on or before February 9, 2016 at a time and place mutually agreeable to Buyer and Seller. This transaction shall be made effective as of 12:01 a.m. on the Closing Date (the "Effective Time"). At closing Buyer shall delivery the Promissory Note, and shall deliver the agreed upon common stock of Buyer to Seller and Seller shall deliver the fully executed Assignment and Bill of Sale.

6. DUE DILIGENCE PERIOD. Buyer may perform any inspections or commission any studies or evaluations of the Property at Buyer's sole cost and expense as part of its due diligence prior to Closing. Such due diligence shall include but not be limited to reservoir studies, title work, surveying, or appraisal.

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7. NO BUSINESS RELATIONSHIP. Nothing in this Agreement will be deemed, held, or construed to make either party a partner or associate of the other in the operation of the Leases, or to render either party liable for any debts, liabilities, or obligations incurred by the other party. It is expressly understood and agreed that the relationship between the parties hereto will always be that of vendor and vendee except pursuant to the JOA’s pursuant to Paragraph 16 herein.

8. SELLERS RETENTION. Seller or its agent shall continue to operate and produce the Leases until Closing. Seller shall retain all production from said operations prior to closing and shall pay all expenses and liabilities to the date of closing. All continuing services such as utilities, pumper fees and related expenses shall become on the date of closing Buyer’s liability.

9. TIME IS OF THE ESSENCE. It is very important to the Parties that this sale is performed in a prudent and timely manner. Time is of the essence, thus all things which are required to be done by certain dates must be done, otherwise such failure shall be deemed a material default. If either party breaches this agreement the non-breaching party may elect to declare this null and void and all right of the defaulting party hereunder shall terminate. If the non-breaching party does not exercise its option to terminate this agreement, said non-breaching party may require specific performance and also exercise any other legal rights and remedies available to it, and said non-breaching party shall be entitled to recover from the breaching party its cost, expenses and attorney fees incurred in enforcing the terms of this agreement or pursuing a remedy as a result of the breach of this agreement.

10. POSSESSION AT CLOSING. Possession of the Property shall be on the date of closing and Seller shall have any risk of casualty loss prior to said date, and Buyer the risk of casualty loss on and after that date. Buyer shall be permitted to come upon the Leases to make such inspections of the Property as it may reasonably desire. Nothing shall be removed from the Leases while making such inspections and respect must be paid to the landowner rights.

11. TAXES. All property, ad valorem, severance or other taxes assessed against the Property shall be prorated as of the closing. All such taxes which are currently due or payable shall be paid by Seller prior to closing. Buyer will bear all applicable sales or similar taxes imposed by any state, county, municipal or other governmental entity as a result of this sale.

12. SELLERS' REPRESENTATIONS AND WARRANTIES. This Agreement is made and entered into based upon the belief that the following representations made by Seller is true and will continue to be true as of the date of closing:

a. Title. Seller owns the interest in and to the Property which is to be transferred to Buyer at closing. The title to the Property is such that upon purchase by Buyer, the title to the Property will be free of any encumbrances. "Encumbrances" shall mean any, liens, mortgages, security interests, unitization agreements, pooling agreements, orders to plug wells, penalties for overproduction, or production curtailment orders.

b. Authority to Enter Into This Agreement. (i) Seller has the authority to enter into this Agreement; (ii) its signatories have been properly authorized to enter into this Agreement (including the execution and delivery of any other agreement (including with respect to any JOA or Assignment, on the date of that JOA or Assignment), document, certificate, or instrument contemplated by this Agreement as to be executed and delivered by Sellers) and to perform all of the covenants and agreements contained herein; (iii) Seller is not a party to, subject to, or bound by any agreement or instrument or any statute, regulation, judgment, or decree of any court or governmental body which could at the date of the Closing prevent the performance of any of Sellers' obligations under this Agreement or adversely affect Buyer's Interests obtained in the Property; (iv) to the extent not disclosed, there are no other contracts or agreements relating to the Property; and (v) all suppliers, contractors and subcontractors who have supplied labor or materials upon the Leases have been fully paid.

c. Warranty. Seller warrants that no act or omission by it or any of its agents or employees could give rise to an action or claim of any kind relating to the Property, the operator of the Leases, or to impair the title to the same. The terms "action or claim" as used in this paragraph shall mean any action in tort, contract or regulatory agency claim, by any person or entity.

d. Production. Seller warrants that they are not aware of any facts or circumstances which would cause such production to decline at rates greater than normal and customary decline rates for the Working Interests, and Seller agrees to provide current run tickets for all of the Leases to the Buyer within 5 business days of the execution hereof and prior to the Closing Date..

e. Brokers' Fees. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer, any of its affiliates, or any of Buyer's interests in the Property shall have any liability.

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The terms of this paragraph shall survive closing and shall not merge with the assignment and bill of sale executed by Seller and delivered to Buyer at closing. If it is determined at any time prior to closing that any of the above representations is not true or that there is a substantial likelihood that any of the above representations are not true, Buyer shall have the right to cancel this Agreement. Notwithstanding anything to the contrary herein, all representations by Seller shall be treated as if each Seller is making said representation insofar as it relates to the portion of the Property currently owned by said Seller. Under no circumstances shall any Seller be liable for any breach of representation or warranty by any other Seller, and the Seller shall not be jointly and severally liable for any warranty or representation contained herein or in the assignment and bill of sale that is executed and delivered at closing.

13. WARRANTIES BY SELLERS. In the event Buyer ultimately purchases the Leases and related property, Seller warrants that all the "Representations by Sellers" contained in paragraph 12 of this Contract are true and in the event that it is ever determined a representation is not true, Seller will, at Buyer's election, either (1) take the necessary remedial action to make the situation consistent with Sellers's representation plus pay to Buyer the difference between the Property as represented and the value of the Property once the problem is identified and remedied; or (2) pay to Buyer an amount equal to the cost of remedying the problem plus the difference between the Property as represented and the value of the Property once the problem is identified and remedied. In addition, Seller shall indemnify Buyer against all actual losses and damages sustained as a result of such breach of Seller's warranty. The terms of this paragraph shall survive closing and shall not merge with the assignment and bill of sale executed by Seller and delivered to Buyer at closing.

14. BUYER'S REPRESENTATIONS AND WARRANTIES. This Agreement is made and entered into based upon the belief that the following representations made by Seller is true and will continue to be true as of the date of closing:

a. Buyer's Stock. The shares of common stock to be transferred to Seller at Closing represent unimpaired shares of common stock in and to Buyer, which are currently valued at $0.10 per share and are traded under the trading symbol VKIN. Such shares shall be considered restricted securities pursuant to the Securities Act of 1933, as amended, but Buyer warrants that Rule 144 is currently available for the Buyer generally as a safe harbor under Rule 4(a)(1) of the Securities Act of 1933, as amended, as Buyer meets the current information and non-shell requirements therein. Buyer further agrees that Seller shall have piggy-back registration rights as to such shares and that Buyer will include as many of such shares as can be registered pursuant to registration limitations in any Form S-1 registration statement filed by the Buyer during the two years following the Closing Date.

b. Authority to Enter Into This Agreement. (i) Buyer has the authority to enter into this Agreement; (ii) its signatories have been properly authorized to enter into this Agreement (including the execution and delivery of any other agreement (including with respect to any JOA or Assignment, on the date of that JOA or Assignment), document, certificate, or instrument contemplated by this Agreement as to be executed and delivered by Buyer) and to perform all of the covenants and agreements contained herein; (iii) Buyer is not a party to, subject to, or bound by any agreement or instrument or any statute, regulation, judgment, or decree of any court or governmental body which could at the date of the Closing prevent the performance of any of Buyer's obligations under this Agreement or adversely affect Sellers' interest obtained in the common stock of Buyer.

c. Accredited Investor. Buyer and will acquire the Property for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act and the rules and regulations thereunder, any applicable state Blue Sky Laws or any other applicable securities laws.

d. Independent Evaluation. Buyer, through their members and their respective affiliates, are sophisticated in the evaluation, purchase, ownership, development, investment in and operation of oil and gas properties. In making its decision to enter into this Agreement and to acquire the subject interest in the Property, Buyer, except to the extent of Sellers' express representations and warranties herein, has relied on its own independent investigation, review and analysis of such information and material as Buyer in its discretion has deemed relevant, which investigation, review and analysis was done by Buyer and their own advisors (including, to the extent deemed necessary by Buyer, legal, tax, economic, environmental, geological and geophysical, engineering and other advisors) and not on any factual representations or opinions of Seller or any representatives or consultants or advisors engaged by or otherwise purporting to represent Seller or any affiliate or principal of Sellers.

e. Brokers' Fees. Buyer has incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Sellers, any of its affiliates, or any of Sellers' interests in the Property shall have any liability.

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15. WARRANTIES BY BUYER. Buyer warrants that all the "Representations by Buyer" contained in paragraph 14 of this Agreement are true and in the event that it is ever determined a representation is not true, Buyer will, take the necessary remedial action to make the situation consistent with Buyer's representation, and pay to Seller all lost profits, consequential damages and other expenses incurred while waiting for Buyer to complete said remedial action. In addition, Buyer shall indemnify Seller against all actual losses and damages sustained as a result of such breach of Buyer's warranty including all costs incurred to defend any claims, whether or not such claims are ultimately determined to have been valid. The terms of this paragraph shall survive closing and shall not merge with the documents executed and delivered at closing.

16. OPERATION OF THE LEASES AFTER CLOSING. – intentionally deleted.

17. ADJUSTMENTS. The following adjustments shall be made after Closing.

a. Oil, gas and other production from or attributable to the working interest in and to the Leases to be sold to Buyer which is produced prior to the Effective Time shall belong to Seller, and that which is produced on or after the Effective Time shall belong to Buyer, subject to third party revenue and royalty interests. Buyer will assume all responsibility for notifying the purchaser(s) of production of the change of ownership. Seller and Buyer shall execute such documents as may be reasonably required by any purchaser of production.

b. Buyer and Seller will effect a cash adjustment to account for Saleable Oil in any oil storage tank on the Leases at the Effective Time. As of the Effective Time the parties will jointly measure the oil above the commercial draw down valve in storage tanks on the Leases (the "Saleable Oil") and when oil is next sold after the Closing Date the amount allocated to Buyer and Seller shall be divided at that time.

c. The parties shall jointly read utility meters so that utility costs can be allocated pursuant to this Agreement with the adjustment for Seller's share to be made when the utility bill is next received after the Effective Time.

d. Seller shall be responsible for all costs of ownership and operation of the Leases up to the Effective Time, and Buyer shall be responsible for all such costs from and after the Effective Time.

e. If Seller operates the Leases for the benefit of Buyer after the Effective Time, or if Buyer operates the Leases prior to the Effective Time for the benefit of Seller, then the party benefitting from such interregnum operations shall reimburse the operating party for the reasonable costs of such operations, including direct field labor and benefits, contract labor and services, repairs, replacement parts, supplies and fuels.

f. Within 45 days following the Effective Time the parties shall settle and pay the adjustments provided for in this paragraph.

18. CONFIDENTIALITY. Buyer agrees that all information obtained from the examination of Sellers' files and records shall remain confidential. In the event the transactions contemplated by this Agreement are not closed, Buyer will return to Seller all copies of such files and all other information relating to the Property obtained pursuant to this Agreement, except as to that information obtained from records available to the public. This Agreement and the transaction contemplated herein shall be kept confidential and shall not be disclosed to any other party without the written consent of all Parties. Prior to closing, neither party shall make or release any public statements or announcements, including those to the media, concerning this Agreement or any transactions contemplated by this Agreement without the prior written consent of the other. To the extent that either party has a legal obligation or duty to release any public statements or announcements, such announcements shall describe the transaction as one entered into with "an undisclosed Buyer" or "an undisclosed Seller" and shall not specifically describe the Property to he sold or acquired.

19. DISCLAIMERS. The parties hereby stipulate and agree that neither party has made any representations or warranties of any kind to the other which are not expressly included herein. The parties further stipulate and agree that neither of them have entered into this agreement or changed their respective positions based upon any representations or warranties made by the other party which are not expressly included herein.

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20. MISCELLANEOUS.

A. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors, heirs, administrator, and assigns. Either Buyer or Seller may assign all or any portion of their rights hereunder to a third party.

B. AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by the Seller and the Buyer.

C. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of Kansas. The venue of any action shall be in Miami County, Kansas.

D. MERGER OF PRIOR AGREEMENTS. This Agreement, as may be amended, and the exhibits attached hereto constitute the entire Agreement between Buyer and Seller with respect to the purchase and sale of the Property and supersede all prior Agreements and understandings between the Parties hereto relating to the subject matter hereof.

E. CONSENT OR WAIVER. No consent or waiver, express or implied, by either Party to or of any breach or default by the other Party in the performance of this Agreement shall be construed as a consent or waiver to or of any subsequent breach or default in the performance by such other Party of the same or any other obligations hereunder.

F. COUNTERPARTS. This Agreement may be executed in counterparts and all counterparts shall be considered part of one Agreement binding on all parties hereto.

G. CAPTIONS. Captions herein are for convenience of reference only and in no way define, limit, or expand the scope or intent of this Agreement.

H. SEVERABILITY. In the event that one or more of the provisions hereof shall be held to be illegal, invalid, or unenforceable, such provisions shall be deemed severable and the remaining provisions hereof shall continue in full force and effect.

I. JOINT DRAFTING. The Parties shall be considered joint drafters of this Agreement so as not to construe this contract against one Party as drafter more than the other.

J. SURVIVAL OF TERMS. The terms of this Agreement shall survive Closing and shall not merge with the Assignment and Bill of Sale referenced herein.

K. DEFAULT. Time is of the essence of this Agreement. In the event either Party fails to comply with any of the terms of this Agreement, then this Agreement shall, at the option of the non‑defaulting Party, be terminated. If the non‑defaulting Party does not exercise the option to terminate this Agreement, the non‑defaulting party may require specific performance and also exercise any other legal rights and remedies available under Kansas law. In the event that either party brings suit to enforce the terms of this Agreement or for the breach of any representation or warranty contained herein, the non‑breaching party shall be entitled to recover its cost, expenses and attorney fees incurred in bringing such action and enforcing and collecting any judgment obtained therein from the breaching party.

L. EFFECTIVE DATE. This Agreement shall be effective as of September 3rd, 2015 regardless of the date on which it is actually executed by the parties.

*****signature page follows****

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SELLER: Global Equity Funding, LLC, a Kansas limited liability company

By:	/s/ H.M. Burstein
H. M. Burstein I have authority to bind the company

BUYER: Viking Investments Group, Inc., a Nevada corporation

By:	/s/ James A. Doris
James A. Doris, President I have authority to bind the company

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EXHIBIT 'A'

LW (WEST WILSON)

Dated:	March 25, 2013
Recorded:	July 17, 2013
Lessors:	David W. Wilson and Barbara S. Wilson, husband and wife
Lessee:	Flinthills Oil Company, LLC
Description:	Township 18 South, Range 22 East

Section 03: SW/4 SE/4, SE/4 SE/4, N/2 SE/4, NE/4 less a ten acre tract described as follows: Commencing at the Northwest corner of the said Northeast Quarter, thence East 660 feet; thence South 645 feet; thence in a Southwesterly direction to a point 698 feet South of the Northwest corner of said Northeast quarter; thence North 698 feet to the place of beginning, containing 310.0 acres,

Section 04: NE/4 Except Tract beginning 25' South of the Northwest Corner of NE/4, thence East 280'; thence South 613'; thence West 280'; thence North 613' to Point of beginning, containing 156 acres all in Miami County, Kansas.

WILSON A (EAST WILSON)

Dated:	March 25, 2013
Recorded:	July 17, 2013
Lessors:	David W. Wilson and Barbara S. Wilson, husband and wife
Lessee:	Flinthills Oil Company, LLC
Description:	Township 18 South, Range 22 East

Section 03: SW/4 SE/4, SE/4 SE/4, N/2 SE/4, NE/4 less a ten acre tract described as follows: Commencing at the Northwest corner of the said Northeast Quarter, thence East 660 feet; thence South 645 feet; thence in a Southwesterly direction to a point 698 feet South of the Northwest corner of said Northeast quarter; thence North 698 feet to the place of beginning, containing 310.0 acres

Section 04: NE/4 Except Tract beginning 25' South of the Northwest Corner of NE/4, thence East 280'; thence South 613'; thence West 280'; thence North 613' to Point of beginning, containing 156 acres all in Miami County, Kansas.

K. Feuerborn, husband and wife
Lessee:	Caldwell Enterprises, Inc.
Description:	The Southeast Quarter (SE/4) and the Southeast Quarter (SE/4) of the Northeast Quarter (NE/4) of Section 16, Township 20, Range 22, all in Linn County, Kansas.

Dated:	May 21, 1981
Filed:	August 19, 1981
Recorded:	Book 118, Page 478
Lessors:	Ralph Nickell and Ollie M. Nickell, husband and wife
Lessee:	Glenn Caldwell
Description:

The West half (W/2) of the Northeast Quarter (NE/4) and the North Half (N/2) of the Northwest Quarter (NW/4) except the South 15 acres of the Northwest Quarter (NW/4) of the Northwest Quarter (N/W/4) of Section 21, Township 20, Range 22, all in Linn County, Kansas.

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EXHIBIT 'C'

FORM ASSIGNMENT

ASSIGNMENT OF OIL AND GAS LEASE
AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that Global Equity Funding, LLC, hereinafter called "Assignor," for valuable consideration, the receipt of which is hereby acknowledged, does grant, bargain, sell convey, transfer, assign and deliver unto Viking Investments Group, Inc. hereinafter called "Assignee" (whether one or more), its successors and assigns, a ______ % working interest in and to the following oil and gas lease and personal property:

(A)	Oil and gas leases described on Exhibit '1' (the "Leases"); and

(B)	An undivided ____ % interest in and to all producing, nonproducing, and shut‑in oil and gas wells, salt water disposal wells, water wells, injection wells, and all other wells on or attributable to the Leases; and

(C)	An undivided ____ % interest in and to all pumping units, pumps, casing, rods, tubing, wellhead equipment, separators, heater treaters, tanks, pipelines, compressors, dehydrators, gas processing equipment, gathering lines, flow lines, valves, fittings and all other surface and downhole equipment, fixtures, related inventory, gathering and treating facilities, personal property and equipment used in connection with the Leases, lands or personal property located thereupon and all other interests described above; and

(D)	An undivided ____ % interest in and to all personal property, to include fixtures and improvements, currently located on the Leases, and used or useable in connection with oil and gas exploration and production activities.

The Lease and above described interests and property are collectively referred to as the "Assigned Property."

ASSIGNMENT TERMS:

1. GENERAL WARRANTY. Assignor makes this Assignment with general warranty. Assignee accepts the Assigned Property with general warranty by Assignor that Assignor is the owner of the Assigned Property; and has good and marketable title thereto free and clear of any encumbrances..

2. FURTHER ASSURANCES. The parties agree to execute, acknowledge and deliver such other and further instruments or documents, and to take such other and further actions as may be reasonably necessary to carry out the provisions of this Assignment.

3. EFFECTIVE DATE. This Conveyance shall be effective as of February 9, 2016, at 12:01 a.m., central standard time.

TO HAVE AND TO HOLD the above described property and easement with all and singular the rights, privileges, and appurtenances thereunto or in any wise belonging to the said Assignee herein, its successors, personal representatives, administrators, executors and assigns forever.

________________________________

STATE OF __________________ )
)ss:	Acknowledgment for ___________________

COUNTY OF ________________ )

Be it Remembered that on this _____ day of _______________, 2015, before me, the undersigned, a Notary Public, duly commissioned, in and for the county and state aforesaid, came _____________, ____________of _____________, a ________________, personally known to me to be such officer, and to be the same person who executed as such officer the foregoing instrument of writing on behalf of said corporation, and he duly acknowledged the execution of the same for himself and for said __________________ for the uses and purposes therein set forth.

In Witness Whereof, I have hereunto set my hand and official seal on the day and year last above written.

Appointment/Commission Expires:	Notary Public

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